UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2011
COGDELL SPENCER INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina	28209

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On March 1, 2011, Cogdell Spencer Inc. (the “Company”) amended and restated its existing revolving credit agreement (the “Restated Revolving Facility”), dated March 10, 2008, among the Company, as a Guarantor, Cogdell Spencer LP (the “Operating Partnership”), as Borrower, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, KeyBank National Association, as syndication agent, Branch Banking and Trust Company, Citicorp North America, Inc. and Wells Fargo Bank, National Association, as co-documentation agents, and the other lenders from time to time party thereto. Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc. are acting as joint lead arrangers and joint book managers for the Restated Revolving Facility.
The Restated Revolving Facility increases the maximum amounts that may borrowed from $150 million to $200 million and provides the Company an option to increase the aggregate commitments by an amount not exceeding $150 million. Borrowings under the Restated Revolving Facility bear interest at (1) LIBOR plus a margin based on total leverage ratio (ranging from 2.75% to 3.50%) as described in the pricing grid provided therein or (2) at the Company’s option, a base rate plus a margin based on total leverage ratio (ranging from 1.75% to 2.50%) as described in the pricing grid provided therein.
The Restated Revolving Facility is secured by certain of the Company’s properties and is guaranteed by the Company and certain of its subsidiaries. The Restated Revolving Facility matures on the third anniversary of its closing, subject to a one-year extension at the Company’s option conditioned upon continued compliance with the representations, warranties and covenants, delivery of updated appraisals of mortgaged properties and payment of a fee to the lenders. The Company is subject to customary covenants including, but not limited to, (1) affirmative covenants relating to the Company’s corporate structure and ownership, maintenance of insurance, compliance with environmental laws and preparation of environmental reports, (2) negative covenants relating to restrictions on liens, indebtedness, certain investments (including loans and certain advances), mergers and other fundamental changes, sales and other dispositions of property or assets and transactions with affiliates, maintenance of the Company’s REIT qualification and listing on the NYSE or NASDAQ, and (3) financial covenants to be met by the Company at all times including a maximum total leverage ratio (65% through March 31, 2013, and 60% thereafter), maximum secured recourse indebtedness ratio, excluding the indebtedness under the Restated Revolving Facility (20%), minimum fixed charge coverage ratio (1.35 to 1.00 through March 31, 2013, and 1.50 to 1.00 thereafter), minimum consolidated tangible net worth ($237.1 million plus 80% of the net proceeds of equity issuances issued after the closing date) and minimum net operating income ratio from properties secured under the Restated Revolving Facility to Restated Revolving Facility interest expense (1.50 to 1.00).
The foregoing description of the Restated Revolving Facility is qualified in its entirety by reference to the Restated Revolving Facility attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

10.1
Amended and Restated Credit Agreement, dated March 1, 2011, among the Company, as a Guarantor, Cogdell Spencer LP, as Borrower, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, KeyBank National Association, as Syndication Agent, Branch Banking and Trust Company, Citicorp North America, Inc. and Wells Fargo Bank, National Association, as co-documentation agents, and the other lenders thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
March 7, 2011	/s/ Charles M. Handy
Charles M. Handy
Executive Vice President and Chief Financial Officer